SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ILX Incorporated
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                                ILX INCORPORATED


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON JUNE 23, 1997






To the Shareholders of ILX Incorporated:

                  Notice is hereby given that the 1997 Annual Meeting of Shareholders of ILX Incorporated, an Arizona corporation (the "Company"), will be held at the Los Abrigados Resort & Spa, at 160 Portal Lane, Sedona, Arizona 86336 on the 23rd day of June, 1997 at 11:00 a.m., local time, to consider and act upon the following proposals:

         (a) To elect seven (7) directors to serve until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified.

         (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All common shareholders of record at the close of business on May 12, 1997, will be entitled to vote at the meeting.

                  All shareholders are cordially invited to attend the meeting in person. You are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may vote your shares in person even if you have signed and returned your proxy card.


                                        By order of the Board of Directors,



                                        Stephanie D. Castronova
                                        Secretary


Phoenix, Arizona
April 18, 1997

                                ILX INCORPORATED

                      2111 East Highland Avenue, Suite 210
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 23, 1997

                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ILX Incorporated, an Arizona corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Shareholders (the "Meeting") to be held on June 23, 1997, at 11:00 a.m., local time, and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the Los Abrigados Resort & Spa at 160 Portal Lane, Sedona, Arizona 86336. This Proxy Statement and the accompanying Form of Proxy will be first mailed to shareholders on or about May 19, 1997.

                  The holders of the Company's common stock of record at the close of business May 12, 1997, are entitled to vote at the Meeting. A Form of Proxy is enclosed for use at this meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked at any time prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

                  The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Form of Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting material to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.


                             SPIN-OFF OF SUBSIDIARY

                  Subject to Board of Director approval at the meeting immediately following the Annual Meeting of Shareholders on June 23, 1997, it is the Company's intention to spin-off the issued and outstanding shares of Sedona Worldwide Incorporated and/or Red Rock Collection Incorporated ("SWW"). All shareholders of record of ILX Common Stock as of the record date, May 12, 1997, will receive a prorata share of the outstanding SWW shares. All convertible preferred shareholders shall have a forty-five day period beginning May 12, 1997 to exchange their preferred shares for common shares. Conversions which occur during this period will be treated as if they had occurred as of the record date. Following the spin-off, SWW will be owned by the shareholders of ILX and SWW will cease to be a wholly-owned subsidiary of the Company.

                                     VOTING

                  At the close of business on March 31, 1997, the Company had issued and outstanding 13,064,290 shares of common stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

                  The holders of the majority of the shares of the Company's common stock outstanding on the record date and entitled to be voted at the Meeting, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

                  Shareholders have cumulative voting rights with respect to the election of directors. With cumulative voting, a shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directorships to be filled. A shareholder may cast the votes for one candidate or distribute the votes among two or more candidates. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulation of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The seven nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.


                             PRINCIPAL SHAREHOLDERS

                  The following table sets forth, as of March 31, 1997, certain information regarding the beneficial ownership of the common stock of the Company by each person who is known by the Company to own beneficially 5% or more of the common stock:

                                                                      Amount and
                                                                       Nature of
Title                          Name and Address of                    Beneficial                 Percentage
of Class                       Beneficial Owner(1)                     Ownership                  of Class
--------                       -------------------                     ---------                  --------
Common              Edward J. Martori                                   5,283,086 (3)              40.44%
Common              Joseph P. Martori                                   5,087,323 (2) (3)          38.94%
Common              Martori Enterprises Incorporated                    5,413,155 (4)              41.43%
Common              Alan R. Mishkin                                     1,143,045                   8.75%
Common              All Executive Officers/Directors                    6,105,972(5)               45.96% (5)(6)

          (1) Unless otherwise indicated, the business address for all listed shareholders is c/o the Company, 2111 East Highland Avenue, Suite 210, Phoenix, Arizona 85016.

          (2) Including 17,010 shares owned by Christina Ann Martori, daughter of Joseph P. Martori, under trust dated February 20, 1978, 16,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori, and 1,059 shares held by Joseph P. Martori as trustee under trust dated January 30, 1976.

          (3)     Including   4,956,547  shares  owned  by  Martori  Enterprises
                  Incorporated and 707 shares owned by the Estate of Edward Joseph Martori of which Edward J. Martori is beneficiary and Joseph P. Martori is personal representative. Edward J. Martori and Joseph P. Martori are cousins and are shareholders in Martori Enterprises Incorporated.

          (4) Including 325,832 shares of common stock owned by Edward J. Martori, 130,069 shares owned by Joseph P. Martori [Note (2)], 707 shares owned by the Estate of Edward Joseph Martori [Note
                  (3)] and 4,956,547 owned by Martori Enterprises Incorporated.

          (5) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.

          (6) Options for 222,500 shares held by directors and executive officers are treated as exercised and are included in both the numerator and the denominator.

                  The management of the Company is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities the operation of the terms of which may at a subsequent date result in a change in control of the Company.


                              ELECTION OF DIRECTORS

                  The entire Board of Directors is to be elected annually, with each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. The persons named as proxies in the enclosed Proxy have been designated by the Board of Directors and they intend to vote "FOR" the election to the Board of Directors of the persons named below, except where authority is withheld by a shareholder.

                  Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy agents named in the enclosed Form of Proxy.

                  Certain information concerning the director nominees as of March 31, 1997, is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly-owned corporation or entity.
                                                               Director
        Name                                Age                  Since
        ----                                ---                --------

        Steven R. Chanen                    43                   1995
        Edward J. Martori                   44                   1993
        Joseph P. Martori                   55                   1986
        James W. Myers                      62                   1995
        Michael W. Stone                    42                   1996
        Nancy J. Stone                      39                   1989
        Edward S. Zielinski                 45                   1996

                  Steven R. Chanen has been a director of the Company since July 1995. Since 1987 he has been President and Chief Operating Officer of Chanen Construction Company, Inc., an Arizona corporation.

                   Edward J. Martori has been a director of the Company since December 1993. He has been employed as President of Martori Enterprises Incorporated, a principal shareholder of the Company, since 1987. He is a cousin of Joseph P. Martori.

                  Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chief Executive Officer since January 1994, Chairman of the Board of Directors since September 1991, and was President from November 1993 through December 1995. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company. He is a cousin of Edward
J. Martori.

                  James W. Myers has been a director of the Company since July 1995. Since January 1996, he has been President and founder of Myers Management and Capital Group, an Arizona based company engaged in management consulting and financial advisory services. From 1986 to December 1995 he was President and CEO of Myers Craig Vallone Francoise, Inc., an Arizona corporation engaged in investment banking and management consulting. He also serves as a director for the following publicly held companies: National Health Enhancement Systems, Royal Grip, Inc. and Bowmar Instruments.

                   Michael W. Stone has been a director of the Company since July 1996, Vice Chairman of Sedona Worldwide Incorporated since February 1997 and was President of Red Rock Collection Incorporated from July 1993 to February 1997. From 1992 to 1993, he was Vice President of S.L. Cooper and Associates, a Virginia based company, engaged in the distribution of filing and material handling equipment, and was responsible for new product development and introduction, distribution and sales. From 1987 to 1992, he was National Sales Manager of Richards-Wilcox, an Aurora, Illinois division of White Consolidated Industries, engaged in manufacturing and sales of office and material handling equipment. Mr. Stone is the husband of Nancy J. Stone.

                  Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President and Chief Financial Officer from July 1993 to December 1995, and President and Chief Financial Officer of the Company since January 1996 as well as from January 1990 until April 1992. From 1992 until June 1993, she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois. Ms. Stone is the wife of Michael W. Stone.

                  Edward S. Zielinski has been a director of the Company since July 1996, President and Chief Executive Officer of Varsity Clubs of America Incorporated since July 1996 and Executive Vice President since January 1996. He was General Manager of Los Abrigados Resort & Spa from December 1992 to June 1996 and was Senior Vice President from January 1994 to December 1995, Vice President from December 1992 until January 1994, and Executive Assistant Manager of Los Abrigados Resort & Spa from November 1988 until November 1992.


Board of Directors and Committee Meetings

                  The Board of Directors of the Company met two times during the fiscal year ending December 31, 1996. All incumbent directors attended each of the meetings of the Board of Directors, during the period they were directors, and the Committees, if any, upon which such director served during the 1996 fiscal year, except for Steven R. Chanen and Ronald D. Nitzberg, who each missed one meeting.

                  The Company's Board of Directors maintains an Audit and Finance Committee, a Stock Option Committee, a Compensation Committee and an Executive Committee. There is no nominating committee or any committee performing that function.

Audit and Finance Committee

                  The Audit and Finance Committee was comprised in 1996 of Mr. Ronald D. Nitzberg and Ms. Nancy J. Stone. The Audit and Finance Committee met once during fiscal year 1996. The functions of the Audit and Finance Committee are to make recommendations to the Board of Directors as to the selection of the firm of independent public accountants, review the results of the audit for each fiscal year, and oversee the Company's policies concerning any sensitive payments or conflicts of interest.

Stock Option Committee

                   The Stock Option Committee was comprised in 1996 of Messrs. Joseph P. Martori, Edward J. Martori and Ronald D. Nitzberg. The Committee met once during fiscal year 1996. The function of the Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

Compensation Committee

                   The Compensation Committee was comprised in 1996 of Mr. Edward J. Martori and Ms. Nancy J. Stone. The Committee met once during fiscal year 1996. The function of the Committee is to provide recommendations to the Board of Directors regarding compensation changes for executive officers of the Company and regarding compensation policies and practices of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The following is a summary of transactions entered into on behalf of the Company or its subsidiaries since January 1, 1996, in which the amount involved exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's common stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

                  On September 9, 1991, the Company entered into a guarantee fee agreement with Arthur J. Martori, then an affiliate, and Alan R. Mishkin, who guaranteed a loan to Los Abrigados Partners Limited Partnership ("LAP") in the amount of $5,000,000 from The Valley National Bank of Arizona. The affiliates earned a guarantee fee of $780,000, payable quarterly at the rate of $100 for each Los Abrigados timeshare interest sold. During 1996, LAP paid $156,650 related to this fee, inclusive of the $60,000 and $22,250 payments described below. The guarantee fee obligation was further reduced by $32,000 in 1996 in exchange for office space provided by the Company to Alan R. Mishkin. Also, in conjunction with the September 9, 1991 transaction, the affiliates were assigned $185,000 of amounts held back by financial institutions as collateral on the sale of consumer notes receivable. During 1996, the Company paid $12,820 related to these holdbacks, inclusive of the $4,410 payment described below. Effective November 11, 1993, Martori Enterprises Incorporated acquired all of Arthur J. Martori's interest in ILX and its subsidiaries, including his interests in guarantee fees and holdbacks, and his interests in notes receivable, described below. Joseph P. Martori and Edward J. Martori are shareholders of Martori Enterprises Incorporated. In December 1995, Martori Enterprises Incorporated agreed to accept as payment $60,000 cash and $100,000 in a promissory note bearing interest at 10%, interest payable quarterly, principal due in full in December 1999, in full satisfaction of a remaining obligation (following payment of $22,250 in guarantee fees and $4,410 in holdbacks in January 1996) of $173,225 in guarantee fees and $44,073 in holdbacks. Interest of $7,507 relating to the promissory note was paid in 1996.

                  Certain affiliates of the Company held a 6% interest in LAP as Class A limited partners (Edward J. Martori 5%, Martori Enterprises Incorporated
 .5%, Wedbush Morgan Securities IRA for Joseph P. Martori .25% and Joseph P. Martori, Trustee .25%). Class A partners Edward J. Martori and Martori Enterprises Incorporated were entitled to receive a 13.5% preferred return and Class A partners Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were entitled to receive a 22% preferred return. In October 1994, the Company acquired all of the Class A partnership interests in LAP for $1,587,000, effective July 1, 1994. The interests held by Martori Enterprises Incorporated, Edward J. Martori, Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were acquired in exchange for notes totaling $1,215,750 and cash of $6,000. During fiscal year 1996, $18,790 in principal and $73,304 in interest payments were made on the notes to the former affiliated Class A partners. In December 1995, the terms of the note to Edward J. Martori were modified, to be effective in January 1996. The new terms extend the maturity date, and allow the holder at maturity (1999) to exchange the note balance for shares of ILX common stock at $2 per share, provided the exercise does not cause Edward J. Martori's ownership, direct or indirect, of the Company to exceed 50%.

                  Martori Enterprises Incorporated and Alan R. Mishkin hold a 21.5% interest in LAP as Class B limited partners. The Class B Partners are entitled to 13.5% interest on their original Class B LAP capital contributions of $250,000 each. During fiscal year 1996, interest payments of $67,685 were made to the Class B partners. In February 1996, the LAP Partnership Agreement was amended to provide the Class B Partners, pro rata, a $200 capital distribution per Los Abrigados timeshare week sold commencing October 1996, in addition to requiring certain capital distributions previously provided for in the Partnership Agreement. Distributions of $260,000 to Martori Enterprises Incorporated and $460,000 to Alan R. Mishkin were made in 1996.

                  The Company leased from affiliates 41 timeshare interests in the Stonehouse at Los Abrigados Resort & Spa under a September 1, 1991 license agreement which provided for a payment of $250 per calendar quarter per Stonehouse interval for the five year period October 1, 1991 through September 30, 1996. During 1996, lease payments totaling $18,750 were made to Martori Enterprises Incorporated and Alan R. Mishkin.

                  On September 10, 1991, the Company entered into a management agreement with LAP whereby the Company was appointed the exclusive managing and operating agent for the resort and for the timeshare sales office located at the resort. The Company was also appointed as the exclusive agent for the marketing of timeshare interests of LAP. The agreement provides for fees of $25,000 per month for a term of five years with automatically renewable five-year terms. Management fees in the amount of $300,000 were earned by the Company during the 1996 fiscal year.

                  In August 1992, the Company issued to Martori Enterprises Incorporated, as agent for Edward J. Martori, Martori Enterprises Incorporated, Arthur J. Martori and Alan R. Mishkin, a $770,000 promissory note bearing interest at 14%, collateralized by $810,630 in notes receivable. The promissory note was issued to reduce Class A limited partners' capital contributions by $500,000, Class A priority returns by $149,954, Class B accrued interest by $73,772 and loan guarantee fees by $46,274. Principal payments of $138,009 and interest payments of $29,274 were made during the 1996 fiscal year.

                  In February 1994, the Company acquired the minority interests in Red Rock Collection Incorporated, an Arizona corporation ("RRC"), held by Alan R. Mishkin and Martori Enterprises Incorporated for consideration of 123,000 shares of restricted ILX common stock and $300,000 in promissory notes which bore interest at 10% and were payable over a thirty-six month period. The note to Martori Enterprises Incorporated was satisfied in 1995. During fiscal year 1996, principal payments of $63,826 and interest payments of $1,888 were made to Alan R. Mishkin in full satisfaction of the note.

                  In September 1994, the Company, through Genesis Investment Group, Inc., assumed from Martori Enterprises Incorporated an existing option agreement between Martori Enterprises Incorporated and a non-affiliated company which owned 667 weeks at Los Abrigados Resort & Spa. The option agreement provides that the Company must, if requested, purchase at $2,100 per interval, 25 intervals per month commencing July 1994, and one-half of the intervals remaining on an annual basis. The agreement also provides the Company the right to acquire the intervals for $2,100 each, commencing July 1995. During 1996, 125 intervals were acquired by the Company for $262,500.

                  In July 1995, the Company borrowed $900,000 from Edward J. Martori and from Joseph P. Martori as Trustee for Cynthia J. Polich (Cynthia J. Polich is not an affiliate). The note bore interest at 13.5%, was collateralized by 320 timeshare interests in Los Abrigados Resort & Spa, and had a maturity date of July 1998. In December 1995, the terms were modified to extend the maturity date to December 31, 1999, to reduce the interest rate to 10%, to reduce the collateral by 100 timeshare interests, to separate the note into two separate notes, one in the amount of $350,000 and the other in the amount of $550,000, and to provide, at the holder's option, the ability to convert all or a portion of the note balance at maturity into ILX common stock at a price of $2.00 per share, provided, in the case of Edward J. Martori, that the exercise does not cause his ownership, direct or indirect, of the Company to exceed 50%. Also in December 1995, the principal balance on the $550,000 note was reduced to $230,000 as a result of the purchase by Edward J. Martori of the Red Rock Collection building further described below. Principal payments of $150,000 and interest payments of $45,360 were made on the notes during fiscal year 1996.

                  In December 1995, the Company sold the Red Rock Collection building to Edward J. Martori for $500,000, payable by reduction in an existing note of $320,000 in December 1995 and payment of the $180,000 mortgage on the building in January 1996. Red Rock Collection has leased back the building for a monthly rental of $4,000 through December 1997, and has the option to renew the lease for three additional one year periods.

                  In September 1996, the Company purchased from Martori Enterprises Incorporated 20 timeshare intervals in the Stonehouse at Los Abrigados Resort & Spa for $260,000. Subsequently, Martori Enterprises Incorporated purchased 52 timeshare intervals in Kohl's Ranch Lodge for $260,000.

                  The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

                        SECURITY OWNERSHIP OF MANAGEMENT

                  The following table sets forth certain information as to the securities of the Company beneficially owned at March 31, 1997, by (i) each director and nominee, (ii) each named executive officer and (iii) all directors and executive officers as a group.

                                                                      Amount and Nature of Beneficial            Percentage
          Title of Class   Name of Beneficial Owner                      Ownership of Common Shares                of Class
          --------------   ------------------------                      --------------------------                --------
          Common           Edward J. Martori                                   5,283,086 (1)                        40.44%
          Common           Joseph P. Martori                                   5,087,323 (1)(2)                     38.94%
          Common           Nancy J. Stone                                        377,086 (4)(5)                      2.86%(13)
          Common           Michael W. Stone                                      377,086 (6)                         2.86%(13)
          Common           Ronald D. Nitzberg                                    213,031 (11)                        1.63%(13)
          Common           Edward S. Zielinski                                    56,600 (7)                             *(13)
          Common           James W. Myers                                         37,000 (8)                             *(13)
          Common           Steven R. Chanen                                       25,000 (8)                             *(13)
          Common           George C. Wallach                                     101,000 (3)                             *(13)
          Common           Samuel L. Ciatu                                        21,000 (9)                             *(13)
          Common           Donald D. Denton                                       12,100 (9)(10)                         *(13)
          Common           Alfred R. Francoeur                                         0                                 *
          Common           Directors and Officers as a group                   6,105,972 (12)                       45.96%(12)(13)
                                                                                (12 persons)


*      Less than 1%.
 (1) Including 4,956,547 shares owned by Martori Enterprises Incorporated and 707 shares owned by the Estate of Edward Joseph Martori of which Edward
       J. Martori is beneficiary and Joseph P. Martori is personal representative. Edward J. Martori is a shareholder in Martori Enterprises Incorporated and a cousin of Joseph P. Martori.
 (2) Including 17,010 shares owned by Christina Ann Martori, daughter of Joseph P. Martori, under trust dated February 20, 1978, 16,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori, and 1059 shares held by Joseph P. Martori as trustee under trust dated January 30, 1976
 (3) Including options to purchase 100,000 shares from Martori Enterprises Incorporated at $1.625 per share.
 (4) Including options to purchase 25,000 shares from the Company and 50,000 shares from Martori Enterprises Incorporated at $1.625 per share.
 (5) Including 10,000 shares and options to purchase 87,500 shares from the Company at $1.625 per share held by her husband, Michael W. Stone.
 (6) Including 10,000 shares held directly, options to purchase 87,500 shares from the Company at $1.625 per share and shares held beneficially by his wife, Nancy J. Stone.
 (7) Including options to purchase 30,000 shares from the Company at $1.625 per share, 500 shares held by his wife, Nancy Zielinski, and 1,000 shares held by Edward S. Zielinski as Custodian for his son, Stefan Edward Zielinski.
 (8) Including options to purchase 25,000 shares from the Company at $1.50 per share.
 (9) Including options to purchase 5,000 shares from the Company at $1.625 per share.
 (10)  Including 100 shares held by his wife, Linda Denton.
 (11) Including options to purchase 20,000 shares from the Company at $1.625 per share.
 (12) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.
 (13) Options held by directors and officers are treated as exercised and are included in both the numerator and denominator.

                              EXECUTIVE MANAGEMENT

                The following table sets forth certain information concerning the Company's executive officers. None of the executive officers are directors or officers of any other publicly owned corporation or entity.

Name                                  Age            Position/Term
----                                  ---            -------------
Joseph P. Martori                     55             Chairman of the Board September 1991 to Present, President
                                                     November 1993 to December 1995.

Nancy J. Stone                        39             President January 1996 to Present, Executive Vice President July 1993
                                                     to December 1995.

Edward S. Zielinski                   45             Executive Vice President January 1996 to Present, President and Chief
                                                     Executive Officer of Varsity Clubs of America Incorporated July 1996
                                                     to present, Senior Vice President January 1994 to December 1995, Vice
                                                     President December 1992 to December 1993.

Michael W. Stone                      42             Vice Chairman of Sedona Worldwide Incorporated February 1997 to
                                                     Present, President of Red Rock Collection Incorporated July 1993 to
                                                     February 1997.

Alfred R. Francoeur                   55             President and Chief Operating Officer of Sedona
                                                     Worldwide Incorporated February 1997 to Present.

Samuel L. Ciatu                       41             Senior Vice President January 1996 to Present, Vice President
                                                     December 1993 to December 1995.

Donald D. Denton                      36             Senior Vice President January 1996 to Present.

George C. Wallach                     60             Senior Vice President January 1996 to Present, Executive Vice
                                                     President February 1995 to December 1995.

                  Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chief Executive Officer since January 1994, Chairman of the Board of Directors since September 1991, and President from November 1993 to December 1995. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company.

                  Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President and Chief Financial Officer from July 1993 to December 1995, and President and Chief Financial Officer of the Company since January 1996 as well as from January 1990 until April 1992. From 1992 until June 1993, she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois. Ms. Stone is the wife of Michael W. Stone, a director of the Company and Vice Chairman of Sedona Worldwide Incorporated, a wholly owned subsidiary of the Company.

                  Edward S. Zielinski has been a director of the Company since July 1996, President and Chief Executive Officer of Varsity Clubs of America Incorporated since July 1996 and Executive Vice President since January 1996. He was General Manager of Los Abrigados Resort & Spa from December 1992 to June 1996 and was Senior Vice President from January 1994 to December 1995, Vice President from December 1992 until January 1994, and Executive Assistant Manager of Los Abrigados Resort & Spa from November 1988 until November 1992.

                  Michael W. Stone has been a director of the Company since July 1996, Vice Chairman of Sedona Worldwide Incorporated since February 1997, and President of Red Rock Collection Incorporated from July 1993 until February 1997. From 1992 to 1993, he was Vice President of S.L. Cooper and Associates, a Virginia based company, engaged in distribution of filing and material handling equipment, and was responsible for new product development and introduction, distribution and sales. From 1987 to 1992, he was National Sales Manager of Richards-Wilcox, an Aurora, Illinois division of White Consolidated Industries, engaged in manufacturing and sales of office and material handling equipment. Mr. Stone is the husband of Nancy J. Stone, a director of the Company and President and Chief Financial Officer of ILX Incorporated.

                  Alfred R. Francoeur has been President and Chief Operating Officer of Sedona Worldwide Incorporated since February 1997. From 1995 to 1996, he was Director of Marketing and Communications for Newpro, Inc., a direct marketer of home improvements based in Massachusetts. From 1993 to 1995, he was Director of International Marketing and Chief Operating Officer for Trans
National Group's Ambassador Vacation Club, a Boston-based vacation club marketer. From 1973 to 1993, he was President and Creative Director of Signal Advertising in Manchester, New Hampshire, a full service advertising agency which he founded.

                  Samuel L. Ciatu has been Senior Vice President since January 1996, and Vice President from December 1993 to December 1995. From November 1990 to October 1993 he was Director of Marketing for Rawhide Operating Company, Inc., an Arizona corporation which operates Rawhide, the western-theme attraction in Scottsdale, Arizona.

                  Donald D. Denton has been Senior Vice President since January 1996 and Timeshare Sales Manager at Los Abrigados Resort & Spa since February 1993. From January 1990 to January 1993, he was Timeshare General Sales Manager of Success Marketing, an Arizona company engaged in timeshare sales.

                  George C. Wallach has been Senior Vice President since January 1996 and was Executive Vice President from February 1995 until December 1995. From February 1986 until January 1995, he was a member and director of the Phoenix, Arizona law firm of Brown and Bain, P.A., specializing in real estate and business transactions.


                       COMPENSATION OF EXECUTIVE OFFICERS

                  The following table shows, for the fiscal years ended December 31, 1994, 1995, and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the Company's Chief Executive Officer and other most highly compensated executive officers receiving compensation in excess of $100,000 in all capacities in which they serve.

                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                            Compensation         All Other
                                       Annual Compensation                    Awards           Compensation(2)
                                       -------------------              ---------------------  ---------------
                                                                        Securities Underlying
                                  Year        Salary         Bonus        Stock Options (#)
                                  ----        ------         -----        -----------------
Joseph P. Martori
    Chairman and Chief            1996       $136,500        $20,000             -                    -
     Executive Officer            1995       $204,877           -                -                    -
                                  1994       $204,875           -                -                    -

Nancy J. Stone
   President                      1996       $115,193        $17,500             -                    -
                                  1995       $125,489          1,953(3)          -                    -
                                  1994       $ 95,646           -              25,000(1)              -

Edward S. Zielinski
   Executive Vice                 1996       $110,388        $19,968(6)          -                    -
   President                      1995       $ 90,837        $ 1,953(3)          -                    -
                                  1994       $ 76,789        $10,000           30,000                 -
Donald D. Denton
   Senior Vice President          1996       $ 36,000       $184,246(4)          -                    -
                                  1995       $ 36,000       $135,311(4)(5)       -                    -
                                  1994       $ 36,000       $151,777(4)         5,000                 -

Luis C. Acosta (7)
   President of Varsity           1996       $ 90,613        $33,365(8)          -                    -
   Clubs of America               1995       $125,000           -                -                    -
   Incorporated                   1994       $114,231           -                -                    -

 (1) Excludes options to purchase 50,000 shares from Martori Enterprises Incorporated for $1.625 per share.
 (2) Excludes Profit Sharing Plan contributions on behalf of the executive officer. During 1994 the Company adopted a Profit Sharing Plan and has since declared 1994, 1995 and 1996 contributions. No executive officer was allocated more than $3,800 and $4,000 for the 1994 and 1995 plan years, respectively. The allocation of the 1996 contribution among participants has not yet been made. No executive officer is expected to be allocated more than $4,400 for the 1996 plan year.
 (3) Represents 2,500 shares of restricted ILX common stock at $.78125 per share.
 (4)     Including commissions on sales of timeshare interests.
 (5) Including $1,563 representing 2,000 shares of restricted ILX Common Stock at $.78125 per share.
 (6) Including $3,750 representing 5,000 shares of restricted ILX Common Stock at $.75 per share.
 (7)     Luis C. Acosta  terminated  employment  with the Company on October 23,
         1996.
 (8) Includes bonus paid in 1996 based on services provided in 1995 in the amount of $10,000 cash, 15,000 shares of unregistered ILX common stock at $9,375 and $13,990 cancellation of indebtedness.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                  No stock options or stock appreciation rights were granted to named executive officers or to other employees in 1996.


                      OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR END
                                  OPTION VALUES

                  The following table sets forth information regarding option exercises by named executive officers during 1996 and unexercised options held by named executive officers at December 31, 1996.

                                                                           Number of
                                                                          Securities                Value of
                                                                          Underlying             Unexercised
                                                                         Unexercised            In-the-Money
                                                                          Options at              Options at
                                                                              Fiscal                  Fiscal
                                                                         Year-End (#)            Year-End ($)
                                                                         ------------            ------------
                           Shares
                        Acquired on                  Value              Exercisable (E)           Exercisable (E)
       Name              Exercise (#)             Realized ($)         Unexercisable (U)         Unexercisable (U)
--------------------  ---------------          -------------------     ----------------------  -------------------
Nancy J. Stone                 0                       $0                      25,000(E)(1)             $0
                                                                                    0(U)                $0
Donald D. Denton               0                       $0                       5,000(E)                $0
                                                                                    0(U)                $0
Edward S. Zielinski            0                       $0                      30,000(E)                $0
                                                                                    0(U)                $0

 (1) Excludes options of Michael W. Stone, her husband, to purchase 87,500 shares at $1.625 per share. Such options were not in-the-money at December 31, 1996.


                               OTHER COMPENSATION

                  The Company's policy is to pay a fee per Board of Directors meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The fee per Board of Directors meeting attended by a non-employee director is $1,000.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         It is the Company's policy to compensate its executives in a manner which aligns their interests with the long-term interests of the Company's shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock and stock option grants. The principal component of executive compensation to date has been base salary and, in the case of the executive responsible for timeshare sales, commission.

         Base Salary. Each executive of the Company receives a base salary which
         -----------
         is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 1996, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gleaned informally with respect to similar companies.

         In 1994, the salary of the Company's Chief Executive Officer was set through negotiations with the Board of Directors at an annual rate of $200,000 plus annual cost of living increases. Accordingly, in November 1995, Mr. Martori's salary was increased to $215,000. For 1996, Mr. Martori elected to decrease his salary to $135,000. Effective January 1, 1997, it has been increased to $150,000, and discretionary bonuses of up to $50,000 may be earned and paid in 1997. Mr. Martori's future salary will be subject to review by and negotiation with the Company's Board of Directors based upon achievement of subjective and objective performance factors, with the final salary determination to reflect a subjective judgment of the Board of Directors.

         Discretionary Options. From time to time, the Company has granted stock
         ---------------------
         options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. No stock options were granted to executive officers during 1996.

         Bonuses.  From time to time, the Company has granted  bonuses either in
         -------
         cash or stock, or both to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary.

         The Company has established a program for its President and certain other executive officers whereby they may be granted shares of stock based on achievement of certain performance criteria. In 1997, 37,500 shares of unregistered stock and 37,500 shares of freely trading stock have been issued under the program to the President for 1996 and early 1997 performance. Also in 1997, 17,500 freely trading shares have been issued to the President of Varsity Clubs of America Incorporated. A similar program is in place for 1997 and early 1998, under which a comparable number of shares will, if earned, be issued in 1998 to these officers.

         The Company has established a plan for the Senior Vice President responsible for Kohl's Ranch Lodge timeshare and resort operations whereby the executive will be granted, on an annual basis, a bonus equal to ten percent of the net income, subject to direct and indirect charges, of Kohl's Ranch Lodge. Prior year (cumulative) losses are offset against cumulative net income in determining the bonus payable.

         The  Compensation   Committee  is  contemplating  the  use  of  similar
         performance-based bonuses for other executives. Such bonuses are likely to be paid in unregistered shares of the Company's common stock.

         Profit Sharing Plan. In 1994, the Company adopted a Profit Sharing Plan
         -------------------
         for the benefit of all employees, including executive officers. A contribution of $90,000 was declared for the 1996 fiscal year and will be funded in 1997. Allocation among the participants of the amount to be contributed has not yet occurred. The allocation is not expected to exceed $4,400 for any executive officer.

         Stock Option Plans
         ------------------
         The Company has adopted 1987, 1992 and 1995 Stock Option Plans pursuant to which options (which terms as used herein includes both incentive stock options and non-statutory stock options) may be granted to key employees, including executive officers, directors and consultants, who are determined by the Stock Option Committee to have contributed in the past, or who may be expected to contribute materially in the future, to the success of the Company. The exercise price of the options granted pursuant to the Plan shall be not less than the fair market value of the shares on the date of grant and employee and director holders must be employees or directors of the Company for at least one year before exercising the option. Options are exercisable over a five year period from date of grant if the optionee was a ten percent or more shareholder immediately prior to the granting of the option and over a ten-year period if the optionee was not a ten percent shareholder. No options were granted to executive officers or other employees during fiscal year 1996.

         Compliance with Section 162(m) of Internal Revenue Code. Section 162(m)
         -------------------------------------------------------
         of the Internal Revenue Code of 1986, as amended ("Tax Code"), limits the corporate deduction for compensation paid to the named executive officers identified in the Company's proxy statement to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of the Tax Code provision on the current compensation package for executives. No executives will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.

         Compensation Committee Interlocks and Insider Participation
         -----------------------------------------------------------

         Mr. Joseph P. Martori is a member of the Stock Option Committee and Ms. Nancy J. Stone is a member of the Compensation Committee. Mr. Martori and Ms. Stone are officers of the Company.


Phoenix, Arizona
April 18, 1997                                                 Edward J. Martori
                                                                  Nancy J. Stone

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, NASDAQ
                        MARKET INDEX AND SIC CODE INDEX

         The data below compares the cumulative total return, assuming reinvestment of dividends, of the Company's common stock with the NASDAQ National Market Index and the SIC Code 701 Index (hotels and motels) from January 1, 1992 to December 31, 1996. The Company has selected SIC Code 701 based on its belief that it is the most applicable comparison, based upon the absence of data regarding publicly owned timeshare companies which derive substantial revenues from hotel/motel operations.

                                      Comparison of Five Year Cumulative Total Return
                                   among investments in the Company's Common Stock, the
                                  NASDAQ National Market Index and the SIC Code 701 Index

Company                           1991         1992         1993         1994         1995        1996
-------                           ----         ----         ----         ----         ----        ----
ILX Incorporated                 100.00       110.00       245.01       180.00       230.00       160.00

Industry Index                   100.00       142.61       278.62       244.50       253.94       307.87

Broad Market                     100.00       100.98       121.13       127.17       164.96       204.98


                         INDEPENDENT PUBLIC ACCOUNTANTS

                  At the determination of the Board of Directors, the accounting firm of Deloitte & Touche LLP, certified public accountants, has served as the Company's auditors for the fiscal years ending December 31, 1990 through December 31, 1996. The Board of Directors has not yet selected independent accountants for the fiscal year ending December 31, 1997.


                              FINANCIAL INFORMATION

                  The Company's financial statements and management's discussion and analysis of the Company's financial condition and results of operation are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all common shareholders of record at the close of business on May 12, 1997, concurrently with the mailing of this Proxy Statement. Upon the written request of any shareholder, the Company will provide to such shareholder, without charge, a copy of the Company's Annual Report for the year ended December 31, 1996, without exhibits, as filed with the Securities and Exchange Commission. Such requests should be directed in writing to the Company at 2111 East Highland Avenue, Suite 210, Phoenix, Arizona 85016,
Attention: Secretary.

                              STOCKHOLDER PROPOSALS

                  In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 1998 Annual Meeting of Shareholders, such proposals must have been received by the Secretary of the Company no later than January 21, 1998, and must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

                  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is aware of the following late filings for the year ended December 31, 1996:

                                               Total
                          Number of Late    Transactions
Individual                    Reports         Covered
----------                    -------         -------

Alan R. Mishkin                  5               21

                  As of the date of this Proxy Statement, to the Company's knowledge, Alan R. Mishkin has not yet made the appropriate Form 5 filing.



Phoenix, Arizona
April 18, 1997                                            The Board of Directors

ILX Incorporated
2111 East Highland Avenue, Suite 210
Phoenix, Arizona 85016

                                      PROXY
           This Proxy is solicited on Behalf of the Board of Directors

                  The undersigned hereby appoints Joseph P. Martori and Nancy J. Stone as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ILX Incorporated held of record by the undersigned on May 12, 1997, at the Annual Meeting of Shareholders to be held June 23, 1997, or any adjournment thereof.

1.       ELECTION OF DIRECTORS
         FOR all nominees listed below (except as marked below)
                                                                 ------

         WITHHOLD AUTHORITY to vote for all nominees
                                                                 ------

         NOMINEES FOR TERM ENDING IN 1998: Steven R. Chanen, Edward J. Martori, Joseph P. Martori, James W. Myers, Michael W. Stone, Nancy J. Stone, Edward S. Zielinski.

         INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

               FOR                       AGAINST                    ABSTAIN
         ------                    ------                     ------

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposal 1 and in the proxies' discretion on matters arising under 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


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             Signature


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             Signature if held jointly

                                                  DATED April 18, 1997